Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS SECOND QUARTER 2012 RESULTS

Highlands Ranch, Colorado – August 7, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the second quarter ended June 30, 2012.

OVERVIEW OF 2012 SECOND QUARTER RESULTS

•

Total revenues increased to $52.5 million from $7.0 million in the second quarter of 2011, primarily due to the operations at 7 Refined Coal (“RC”) facilities and RC sales from the 4 facilities operated for our own account.

•

Gross margin was $7.4 million, or 14% of revenues, compared to $5.2 million, or 74% of revenues for the same period in 2011, due to the impact of RC coal sales and raw coal purchases in the 2012 second quarter. Excluding the impact of RC coal sales and raw coal purchases from the 4 RC facilities operated for our own account, gross margin in the second quarter of 2012 was 81%.

•	Operating income was $1.6 million, compared to an operating loss of $2.3 million for the second quarter of 2011.

•	Pre-tax income from continuing operations improved to $0.9 million from a loss of $2.5 million in the second quarter of 2011.

•	Net loss was $2.6 million, or $0.26 per diluted share, and included:

•	$0.9 million in interest expense and royalty payments

•	$1.3 million in income tax expense based on the estimated effective income tax rate for 2012

•	$2.2 million deduction for non-controlling interests

•	Clean Coal Solutions, LLC (“Clean Coal”) generated $7.5 million in tax credits from the operations of four RC facilities.

•	Cash and cash equivalents were $23.1 million at June 30, 2012.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA, stated, “We are very pleased to report a significant increase in revenues, operating profit, and income before tax and non-controlling interests for the second quarter of 2012. Our net loss for the 2012 second quarter included interest expense of $0.4 million and royalty payments of $0.5 million, versus no comparable expenses and payments in the prior year period, and income tax expense of $1.3 million versus a benefit for income taxes of $2.3 million in last year’s second quarter.

He continued, “At present, ADA’s Clean Coal joint venture has seven RC facilities in full-time operation, treating coal for 14 boilers that average more than 20 million tons of coal per year combined. Clean Coal has finalized lease contracts for an eighth RC facility treating three million tons of coal per year, and is awaiting final regulatory approvals to commence operations. We are also continuing to pursue lease agreements for several additional RC facilities.

“Our performance through the first half of 2012 renews our confidence for significant growth in revenues, profits, and cash flows in 2012 and 2013 from our RC activities. Specifically, we expect that the annual run rates that will be achieved at the end of 2012 of new and existing RC facilities leased to others will generate annual segment revenues and annual segment income for ADA of approximately $100 million and $50 million, respectively, through 2021 after payments to minority partners. We also continue to believe that by the end of 2013, annual RC segment revenues and segment income have the potential to double from the expected 2012 levels referenced above.”

Refined Coal

RC revenues rose to $48.4 million for the 2012 second quarter from $4.7 million for the same period last year. The rise was attributable to rental income of $10.6 million from the three leased RC facilities compared to $4.6 million in last year’s second quarter, and RC sales of $37.7 million for the four facilities operated by Clean Coal during the quarter for its own account. There were no comparable RC sales for Clean Coal’s own account in the second quarter of 2011.

Cost of revenues for the RC segment increased to $41.9 million from $0.4 million in the second quarter of 2011, due primarily to the cost of raw coal and operations at the RC facilities Clean Coal operated for its own account. The cost of the raw coal approximates the revenues realized on its sale; however, these activities provide Clean Coal’s members with tax credits and benefits that can be used to lower and offset federal tax obligations. Clean Coal generated $7.5 million in tax credits during the second quarter from the operation of four RC facilities for its own account. These tax credits can be used to offset future tax expenses.

Dr. Durham noted, “Yesterday, we closed with a new financial partner on one RC facility that we were operating, which will immediately begin to generate rental income. With the addition of this newly leased RC facility, we expect that our four currently leased RC facilities will generate aggregate annual revenues of between $29 and $36 million through 2021 based on the Section 45 tax credits produced by their operations. We also expect that margins from this segment for RC facilities leased to others, exclusive of coal purchases and RC sales, to be at a level near 85%.”

Emissions Control

EC revenues increased by 132% to $4.0 million for the second quarter of 2012 from $1.7 million in last year’s second quarter, driven by higher sales of Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, as well as an increase in consulting fees.

Dr. Durham stated, “Sales of ACI and DSI systems are expected to generate more than $300 million in revenues for ADA over the next three years, driven by the U.S. Environmental Protection Agency’s Mercury and Air Toxics Standard (“MATS”) that mandates reductions in acid gas emissions at coal-fired power plants around the country. ADA has traditionally been a market leader in ACI systems, holding a 35% market share and we expect to maintain this share of the market for the new systems that will be required by the MATS.”

As previously announced, ADA, through a wholly owned subsidiary, has agreed to acquire and operate the assets of Bulk Conveyor Specialist Inc., a leading privately held fabricator and supplier of DSI systems and other material handling equipment, and Bulk Conveyor Services, Inc., which provides testing and related services (collectively, “BCSI”). BCSI’s manufacturing facility will allow ADA to vertically integrate portions of its equipment supply business, expand its capacity for supplying ACI systems, and further advance its patent-pending DSI process by marrying it with BSCI’s successful, proven design. The transaction is expected to close near the end of August 2012, subject to customary and certain other conditions.

Dr. Durham continued, “As of June 30, 2012, we had contracts in progress for work related to the EC segment totaling approximately $4.5 million, which we expect to recognize as revenue during the remainder of 2012. We expect that the ACI and DSI Systems market will continue to grow and evolve as utilities respond to the MATS. To date ADA has responded to greater than $160 million in bids for equipment of which $94 million is from this calendar year alone.

“The MATS is also supporting a developing market for ADA’s Enhanced Coal technology, a mercury-only coal treatment to meet mercury requirements which currently exist in 19 states and will require implementation by 2015 due to the MATS. We believe this Enhanced Coal technology provides a benefit to the customer of $1-$4 per ton of coal burned when used on Western coals, because of the lower cost of Enhanced Coal to the customer versus traditional emission control options. U.S. power plants consume up to 600 million tons of Western coal per year. This year we are planning several demonstrations of the technology both at the mine and at specific power plants.”

CO2 Capture

CO2 Capture revenues decreased by 66% to $195,000 in the second quarter of 2012 from $569,000 in the comparable prior year period, due primarily to a decline in activities associated with the previously announced Department of Energy (“DOE”) contract. As of June 30, 2012, ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $15.2 million. ADA expects to recognize approximately $5.1 million from these contracts during the remainder of 2012, dependent upon continued DOE funding.

During the 2012 second quarter, ADA initiated the fabrication and construction phase of a 1MW Carbon Dioxide (CO2) Capture Pilot Plant. The pilot plant, which is scheduled to commence operations in October 2013, will be installed at Southern Company subsidiary Alabama Power’s Miller Electric Generating Plant outside Birmingham, Alabama. ADA is the prime contractor for this $20.5 million project administered by the U.S. Department of Energy’s National Energy Technology Laboratory’s Carbon Capture Program, which is providing $15 million of the funding through the American Recovery and Reinvestment Act. Southern Company is co-funding the project with other participants.

Dr. Durham commented, “This pilot program is designed to demonstrate the technical, economic and energy benefits of ADA’s promising CO2 capture technology, with a longer view of developing a preliminary full-scale, commercial design.”

BALANCE SHEET HIGHLIGHTS

As of June 30, 2012, ADA had cash and cash equivalents totaling $23.1 million, compared to $40.9 million as of year-end 2011, primarily reflecting a $6.8 million capital expense related to RC facilities and leasehold improvements, and changes in other operating assets and liabilities. At June 30, 2012 we had a working capital deficit of $9.5 million compared to working capital of $3.8 million at December 31, 2011. The decrease in working capital is primarily attributed to the $6.8 million capital expenditures and a scheduled $2.5 million payment related to litigation settlement, partially offset by an increase in cash and cash equivalents of $3.5 million from the Clean Coal line of credit. At June 30, 2012, $18 million had been drawn on Clean Coal’s line of credit, which included a $3 million increased commitment obligation. The first quarterly installment on the $15 million line of credit of $3.7 million was paid in July 2012. Stockholders’ deficit was $13.7 million at June 30, 2012 due to a net loss for the six months ended June 30, 2012 and the deduction of the non-controlling interest.

CONFERENCE CALL

Management will conduct a conference call focusing on the financial results and business activities at 10:00 a.m. ET on Tuesday, August 7, 2012. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call.

The conference call will also be webcast live via the Investor Information section of ADA-ES’ website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, demonstrations and technologies; the impact of a restatement; amount and timing of RC production, revenues, earnings, operating income, segment income, cash flows and other financial measures; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations; expected growth in and potential size of our target markets and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, accounting rules, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of RC by the lessee; seasonality; failure to monetize the new CyClean and M-45 facilities; availability of raw materials and equipment for our businesses; failure to consummate the BCSI acquisition; difficulties in the integration of BCSI’s operations; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:	Investor Relations Counsel

ADA-ES, Inc. Michael D. Durham, Ph.D., MBA, President & CEO Mark H. McKinnies, CFO (303) 734-1727 www.adaes.com	The Equity Group Inc. www.theequitygroup.com Devin Sullivan (212) 836-9608 DSullivan@equityny.com Thomas Mei (212) 835-9614 tmei@equityny.com

See Accompanying Tables

See accompanying notes to Company’s Form 10-Q

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Refined coal	$48,351	$4,748	$63,525	$10,834
Emission control	3,965	1,709	6,729	3,742
CO2 capture	195	569	477	917

Total revenues	52,511	7,026	70,731	15,493

Cost of Revenues:
Refined coal	41,908	413	53,951	588
Emission control	3,087	962	5,155	1,798
CO2 capture	82	476	199	759

Total cost of revenues	45,077	1,851	59,305	3,145

Gross Margin before Depreciation and Amortization	7,434	5,175	11,426	12,348
Other Costs and Expenses:
General and administrative	4,040	6,847	7,679	11,664
Research and development	618	375	1,182	696
Depreciation and amortization	1,181	207	2,205	392

Total expenses	5,839	7,429	11,066	12,752

Operating Income (Loss)	1,595	(2,254)	360	(404)
Other Income (Expense):
Net equity in net income (loss) from unconsolidated entities	132	(1,752)	168	(3,711)
Other income including interest	42	1,498	141	2,090
Interest expense	(431)	—	(901)	—
Settlement of litigation and arbitration award, net	(469)	—	(753)	(39,502)

Total other income (expense)	(726)	(254)	(1,345)	(41,123)

Income (Loss) from Continuing Operations Before Income Tax Benefit and Non-controlling Interest	869	(2,508)	(985)	(41,527)
Income Tax Expense (Benefit)	1,324	(2,313)	305	(16,569)

Net Loss Before Non-controlling Interest	(455)	(195)	(1,290)	(24,958)
Non-controlling Interest	(2,167)	(2,056)	(2,733)	(4,835)

Net Loss Attributable to ADA-ES, Inc.	$(2,622)	$(2,251)	$(4,023)	$(29,793)

Net Loss Per Common Share – Basic and Diluted Attributable to ADA-ES, Inc.	$(0.26)	$(0.30)	$(0.40)	$(3.91)

Weighted Average Common Shares Outstanding	10,002	7,601	10,004	7,618

See accompanying notes to Company’s Form 10-Q

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$23,137	$40,879
Receivables, net of allowance for doubtful accounts	13,892	5,914
Investment in securities	735	508
Prepaid expenses and other assets	4,441	3,924

Total current assets	42,205	51,225

Property and Equipment, at cost	50,125	41,771
Less accumulated depreciation and amortization	(6,779)	(4,651)

Net property and equipment	43,346	37,120

Other Assets
Investment in unconsolidated entity	1,257	590
Deferred taxes	16,076	16,233
Other assets	1,096	931

Total other assets	18,429	17,754

Total Assets	$103,980	$106,099

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$12,277	$10,058
Accrued payroll and related liabilities	1,408	2,545
Line of credit	18,000	10,873
Deposits	11,900	14,900
Deferred revenue and other liabilities	4,321	5,105
Settlement awards and related accrued liabilities	3,755	3,983

Total current liabilities	51,661	47,464

Long-term Liabilities
Line of credit	—	3,624
Settlement awards and indemnity liability	2,500	5,200
Deferred revenue	1,105	—
Accrued warranty and other liabilities	657	632

Total long-term liabilities	4,262	9,456

Total liabilities	55,923	56,920

Commitments and Contingencies (Note 9)
Temporary Equity—Non-controlling Interest Subject to Possible Redemption	61,707	61,445

Stockholders’ Deficit
ADA-ES, Inc. stockholders’ deficit
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 10,012,682 and 9,996,144 shares issued and outstanding, respectively	63,458	63,184
Accumulated deficit	(52,092)	(48,069)

Total ADA-ES, Inc. stockholders’ equity	11,366	15,115
Non-controlling interest	(25,016)	(27,381)

Total Stockholders’ Deficit	(13,650)	(12,266)

Total Liabilities, Temporary Equity and Stockholders’ Deficit	$103,980	$106,099